Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Michaels Stores, Inc. Reports Improved Fourth Quarter and Fiscal 2009 Results

IRVING, Texas — March 25, 2010 — Michaels Stores, Inc. (the “Company”) reported a 32% increase in fourth quarter net income to $86 million for the thirteen weeks ended January 30, 2010, compared to $65 million for the thirteen weeks ended January 31, 2009. For the year, net income was $107 million for the fifty-two weeks ended January 30, 2010, compared to a net loss of $5 million for the fifty-two weeks ended January 31, 2009.

Net sales for the fourth quarter increased 2.4% to $1.300 billion from $1.268 billion last year with same-store sales increasing 1.5%. Net sales for the year were $3.888 billion, an increase of 1.9% from $3.817 billion for the same period last year. Same-store sales for the year increased 0.2% from fiscal 2008.

John Menzer, Chief Executive Officer, said, “We are pleased with the significant improvement in our overall operating performance during the fourth quarter. Our focus was on in-store execution to drive sales and maximize gross margin dollars while effectively clearing through seasonal merchandise. Continued strong control over expenses and well managed inventory levels significantly improved profitability and cash flow.”

Operating Results

Net sales for the fourth quarter increased 2.4% as a result of $12 million in incremental sales from new stores and a 1.5% increase in same-store sales which was driven by a 1.6 % increase in average ticket partially offset by a 0.1% decrease in transactions. The fluctuation in exchange rates between the Canadian and US dollars favorably affected same-store sales for the fourth quarter by approximately 130 basis points. For the year, sales from new stores contributed an incremental $64 million of the $71 million growth in sales while same store sales increased 0.2% due to a 3.2% increase in transactions, partially offset by a 2.9% decrease in average ticket and an adverse impact of 0.1% related to the change in deferred custom framing revenue.

The Company’s gross margin rate, inclusive of occupancy costs, increased 350 basis points to 39.8% of sales for the quarter driven primarily by a 300 basis point improvement in merchandise margin due to more conservative purchases of seasonal merchandise along with enhanced management of promotional and clearance activity during the period and lower transportation costs. Occupancy costs were 50 basis points lower than prior year due to aggressive management of expenses and lower amortization expense. Fiscal 2009 gross margin rate improved 140 basis points over prior year to 37.7% of sales of which 120 basis points related to improved merchandise margins. The increase in the Company’s merchandise margin rate was principally due to improved management of clearance and promotional activity, lower costs as a result of increased direct import activity and lower fuel and distribution costs.

Selling, general and administrative expense in the fourth quarter increased $20 million to $315 million and, as a percent of sales, increased 90 basis points to 24.2% versus the prior year period due primarily to increased performance-based bonus expense partially offset by a decrease in payroll and advertising expense. Fiscal 2009 selling, general and administrative expense decreased $8 million, to $1.052 billion. As a percent to sales, selling, general and administrative expense decreased 70 basis points to 27.1% of sales from 27.8% of sales for the same period last year. The decline is due primarily to decreased payroll, severance, depreciation, advertising and supplies expenses partially offset by performance-based bonus expense. Additionally, prior year amounts included consulting expenses for studies related to consumer insights and other strategic initiatives.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Operating income increased approximately $38 million to $199 million, or to 15.4% of sales in the fourth quarter of fiscal 2009 from $161 million, or 12.6% of sales in the fourth quarter of fiscal 2008. Fiscal 2009 operating income was $397 million, or 10.1% of sales, versus $304 million, or 8.0% of sales, for fiscal 2008.

Interest expense was down slightly for the fourth quarter at $70 million. Interest expense for fiscal 2009 was $257 million, a decrease of $45 million versus the prior year expense of $302 million, due to a lower average interest rate on our variable-rate debt and lower average debt levels. Other income for the quarter reflects a $6 million loss from the change in the fair value of the interest rate cap, partially offset by a $2 million favorable legal settlement. Other income for the year reflects a $10 million gain from the change in the fair value of the interest rate cap, a $5 million gain from the change in foreign currency translation and a $2 million favorable legal settlement.

The effective tax rates for the fourth quarter of fiscal 2009 and for the fiscal year were 30.9% and 31.6%, respectively.

Adjusted EBITDA for the fourth quarter of fiscal 2009 was $238 million, or 18.3% of sales, versus $207 million, or 16.3% of sales, for the same period last year. Fiscal 2009 Adjusted EBITDA was $544 million, or 14.0% of sales, versus $489 million, or 12.8% of sales, for fiscal 2008. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

Year-end debt levels totaled $3.803 billion compared to $3.929 billion as of the end of fiscal 2008.  The decrease is the result of scheduled repayments of its Senior Secured Term Loan totaling $23 million, as well as, ending fiscal 2009 with no borrowings under its revolving credit facility compared to $148 million as of the end of fiscal 2008. At the end of fiscal 2009, the Company had $217 million in cash compared to $33 million at the end of fiscal 2008 and over $674 million of availability under its revolving credit facility. As of March 24, 2010, the credit facility remains undrawn and availability was approximately $640 million.

Average inventory per Michaels store at the end of fiscal 2009, inclusive of distribution centers, was $814,000, down 4.1% from last year’s balance of $849,000 due to efforts to improve inventory turns and productivity.

Capital spending during fiscal 2009 totaled $43 million versus $85 million for fiscal 2008. Approximately $27 million of current year expenditures were attributable to real estate activities, including new, relocated, existing and remodeled stores, with the remainder being attributable to strategic initiatives and maintenance requirements. The Company currently plans capital expenditures for fiscal 2010 to be in the range of $90 to $100 million as it accelerates new store openings and resumes investment in infrastructure and other long-term investments.

During fiscal 2009, the Company opened 23 new stores, including five relocations, and closed four Michaels stores. In addition, the Company closed nine Aaron Brothers stores during this period.

The Company will host a conference call at 4:00 p.m. central time today, hosted by Chief Executive Officer, John Menzer and Executive Vice President and Chief Financial Officer, Elaine Crowley. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 50920001. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 50920001.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 24, 2010, the Company owns and operates 1,027 Michaels stores in 49 states and Canada, and 148 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if the worldwide economic downturn continues or deteriorates further or if recovery from the downturn is slow or prolonged;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us;  our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; we have co-sourced certain of our information technology,accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which will make us more dependent upon third parties; our information systems may prove inadequate; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; changes in regulations may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $1.2 billion Asset-based revolving credit facilities. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	January 30,	January 31,
	2010	2009
ASSETS
Current assets:
Cash and equivalents	$217	$33
Merchandise inventories	873	900
Prepaid expenses and other	72	73
Deferred income taxes	45	41
Income tax receivable	—	2
Total current assets	1,207	1,049
Property and equipment, at cost	1,257	1,214
Less accumulated depreciation	(940)	(832)
	317	382
Goodwill	94	94
Debt issuance costs, net of accumulated amortization of $56 at January 30, 2010 and $39 at January 31, 2009	70	86
Deferred income taxes	1	12
Other assets	21	2
	186	194
Total assets	$1,710	$1,625

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$231	$230
Accrued liabilities and other	355	275
Current portion of long-term debt	119	173
Income taxes payable	11	2
Current liabilities - discontinued operations	1	1
Total current liabilities	717	681
Long-term debt	3,684	3,756
Other long-term liabilities	80	74
Long-term liabilities - discontinued operations	—	1
Total long-term liabilities	3,764	3,831
	4,481	4,512
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,387,229 shares issued and outstanding at January 30, 2010; 118,376,402 shares issued and outstanding at January 31, 2009	12	12
Additional paid-in capital	35	27
Accumulated deficit	(2,824)	(2,931)
Accumulated other comprehensive income	6	5
Total stockholders’ deficit	(2,771)	(2,887)
Total liabilities and stockholders’ deficit	$1,710	$1,625

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net sales	$1,300	$1,268	$3,888	$3,817
Cost of sales and occupancy expense	783	808	2,423	2,431
Gross profit	517	460	1,465	1,386
Selling, general, and administrative expense	315	295	1,052	1,060
Related party expenses	3	4	14	16
Store pre-opening costs	—	—	2	6
Operating income	199	161	397	304
Interest expense	70	71	257	302
Other (income) and expense, net	4	1	(17)	4
Income (loss) before income taxes	125	89	157	(2)
Provision for income taxes	39	24	50	3
Net income (loss)	$86	$65	$107	$(5)

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Fiscal Year
	2009	2008
Operating activities:
Net income (loss)	$107	$(5)
Adjustments:
Depreciation and amortization	116	129
Share-based compensation	8	8
Deferred financing costs amortization	17	17
Accretion of subordinated discount notes	45	39
Change in fair value of interest rate cap	(10)	—
Changes in assets and liabilities:
Merchandise inventories	34	(67)
Prepaid expenses and other	(2)	3
Deferred income taxes and other	(4)	(24)
Accounts payable	6	5
Accrued interest	15	(40)
Accrued liabilities and other	56	(4)
Income taxes payable	12	5
Other long-term liabilities	5	(7)
Net cash provided by operating activities	405	59

Investing activities:
Additions to property and equipment	(43)	(85)
Net cash used in investing activities	(43)	(85)

Financing activities:
Borrowings on asset-based revolving credit facility	725	922
Payments on asset-based revolving credit facility	(873)	(871)
Repayments on senior secured term loan facility	(23)	(24)
Repurchase of new Common Stock	—	(2)
Tax benefits from stock options	—	9
Payment of capital leases	—	(4)
Change in cash overdraft	(7)	—
Net cash provided by (used in) financing activities	(178)	30

Net increase (decrease) in cash and equivalents	184	4
Cash and equivalents at beginning of period	33	29
Cash and equivalents at end of period	$217	$33

Supplemental Cash Flow Information:
Cash paid for interest	$180	$285
Cash paid for income taxes	$26	$15

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations:

(Schedule may not foot due to rounding)

	Quarter Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.2	63.7	62.3	63.7
Gross profit	39.8	36.3	37.7	36.3
Selling, general, and administrative expense	24.2	23.3	27.1	27.8
Related party expenses	0.2	0.3	0.4	0.4
Store pre-opening costs	—	0.1	0.1	0.1
Operating income	15.4	12.6	10.1	8.0
Interest expense	5.4	5.6	6.6	7.9
Other (income) and expense, net	0.3	—	(0.4)	0.1
Income (loss) before income taxes	9.7	7.0	3.9	—
Income tax expense	3.0	1.9	1.3	0.1
Net income (loss)	6.7	5.1	2.6	(0.1)

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Michaels stores:
Retail stores open at beginning of period	1,027	1,013	1,009	963
Retail stores opened during the period	—	1	18	51
Retail stores opened (relocations) during the period	—	2	5	11
Retail stores closed during the period	(4)	(5)	(4)	(5)
Retail stores closed (relocations) during the period	—	(2)	(5)	(11)
Retail stores open at end of period	1,023	1,009	1,023	1,009

Aaron Brothers stores:
Retail stores open at beginning of period	152	163	161	166
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	—	—	1
Retail stores closed during the period	—	(2)	(9)	(5)
Retail stores closed (relocations) during the period	—	—	—	(1)
Retail stores open at end of period	152	161	152	161

Total store count at end of period	1,175	1,170	1,175	1,170

Other operating data:
Average inventory per Michaels store (1)	$814	$849	$814	$849
Comparable store sales increase (decrease) (2)	1.5%	(5.6)%	0.2%	(4.6)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)          Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)          Comparable store sales increase (decrease) represents the increase (decrease) in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter
	ended	ended
	January 30, 2010	January 31, 2009	Fiscal 2009	Fiscal 2008

Cash flows from operating activities	$299	$225	$405	$59
Depreciation and amortization	(30)	(35)	(116)	(129)
Share-based compensation	(2)	(2)	(8)	(8)
Deferred financing cost amortization	(4)	(4)	(17)	(17)
Accretion of subordinated discount notes	(12)	(10)	(45)	(39)
Change in fair value of interest rate cap	(6)	—	10	—
Changes in assets and liabilities	(159)	(109)	(122)	129
Net income (loss)	86	65	107	(5)
Interest expense	70	71	257	302
Interest income	—	—	—	—
Income tax provision	39	24	50	3
Depreciation and amortization	30	35	116	129
EBITDA	225	195	530	429
Adjustments:
Share-based compensation	2	2	8	8
Sponsor Fees	3	3	14	14
Termination expense	—	2	4	15
Pre-opening costs	—	—	2	6
Multi-year initiatives (1)	—	1	—	3
Foreign currency translation losses (gains)	—	1	(5)	5
Store closing costs	1	1	5	3
Loss (gain) on interest rate cap	6	—	(10)	—
Other (2)	1	2	(4)	6
Adjusted EBITDA	$238	$207	$544	$489

(1)          Multi-year initiatives relate to store remodel costs.

(2)          Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and foreign currency hedge.